Exhibit 99.1

Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
713-570-3000

DRAFT

CROWN CASTLE INTERNATIONAL APPOINTS

W. BENJAMIN MORELAND TO THE BOARD

August 17, 2006 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) announced today that the Board of Directors has appointed W. Benjamin Moreland, Crown Castle’s Chief Financial Officer, as a director, filling a vacant position on the board. With the appointment of Mr. Moreland, Crown Castle has ten directors on its board, of which eight are independent directors as defined by the New York Stock Exchange.

Mr. Moreland was appointed Chief Financial Officer of Crown Castle in April 2000. Prior to April 2000, he served as Senior Vice President and Treasurer of Crown Castle and its domestic subsidiaries from October 1999. Mr. Moreland joined Crown Castle following 15 years with Chase Manhattan Bank, primarily in corporate finance and real estate investment banking.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers and rooftops. Crown Castle offers significant wireless communications coverage to 76 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 11,000 and 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.